Exhibit 99.1

Veracity Management Global, Inc. Announces Proposed Acquisition of Santa Fe Resource Development

Dallas, Tx--(Marketwire – January 28, 2016) – Veracity Management Global, Inc. (PINKSHEETS: VCMG), announces the signing of an agreement in principal with Santa Fe Resource Development, Inc. Santa Fe, through its subsidiaries PPV, Inc., Bravo Environmental NW, Inc. and River Country Transportation, is a $20 million annual revenue company involved in cleaning and disposal of waste water; transportation of waste water and the repair of water and sewer lines. The agreement is subject to shareholder approval. Upon closing, Veracity will change its name to Santa Fe Resource Development, Inc. and is required to effect a 1-20 reverse split of the Common Stock resulting in 18,000,000 shares outstanding following the merger.

About the Company: Veracity Management Global, Inc. is moving aggressively to acquire operating companies involved in the gathering and recycling of water and the repair of water and sewer lines.

Forward Looking Statements: Statements which are not historical facts contained in this release are forward looking statements, such as "immediately accretive" that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers' preferences and trends. The words "estimate," "possible," and "seeking" and similar expressions identify forward-looking statements, which speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, because of new information, future events, or otherwise. Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward looking statements.

The information herein is subject to change without notice. Veracity Management Global, Inc. shall not be liable for technical or editorial errors or omissions contained herein.

Contact:
Veracity Management Global, Inc.
Robert A. Shuey, III
rshuey3@yahoo.com
214-365-3099
12720 Hillcrest Suite 750
Dallas, Texas 75230